                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                                  DaVita Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                 [DAVITA LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 2001

TO OUR STOCKHOLDERS:

     We will hold our 2001 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Tuesday, June 5, 2001 at 9:30 a.m., Los Angeles time, at the Hilton Torrance, 21333 Hawthorne Boulevard, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will:

          (1) Elect five directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified;

          (2) Consider and act upon a proposal to approve the proposed amendment of our 1999 Equity Compensation Plan to increase the maximum number of shares of our common stock issuable under the plan by 2,750,000 shares;

          (3) Consider and act upon a proposal to approve the proposed DaVita Inc. Executive Incentive Plan; and

          (4) Transact other business as may properly come before the meeting or any meetings held upon adjournment of the meeting.

     Our board of directors has fixed the close of business on April 19, 2001 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2000 annual report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

     We invite you to attend the meeting and vote in person. IF YOU CANNOT ATTEND, TO ASSURE THAT YOU ARE REPRESENTED AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

                                          By order of the board of directors,

                                          Steven J. Udicious
                                          Vice President, Secretary and General
                                          Counsel

Torrance, California
April 26, 2001

                                 [DAVITA LOGO]
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

     We are sending you this proxy statement on or about April 27, 2001 in connection with the solicitation of proxies by our board of directors. The proxies are for use at our 2001 annual meeting of stockholders, which we will hold at 9:30 a.m., Los Angeles time, on Tuesday, June 5, 2001, at the Hilton Torrance, 21333 Hawthorne Boulevard, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on April 19, 2001. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 21250 Hawthorne Boulevard, Torrance, California 90503, and our telephone number is (310) 792-2600.

     A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

     - for our board's slate of nominees;

     - to approve the proposed amendment of our 1999 Equity Compensation Plan to increase the maximum number of shares of our common stock issuable under the plan by 2,750,000 shares;

     - to approve the proposed DaVita Inc. Executive Incentive Plan; and

     - as recommended by our board with regard to all other matters, in its discretion.

     Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 83,000,000 shares of common stock outstanding and approximately 2,400 stockholders of record. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Stockholders of record who abstain from voting, including brokers holding their customers' shares who cause abstentions to be recorded, are counted as present for quorum purposes.

     For each share of common stock you hold on the record date, you are entitled to one vote on each matter that we will consider at this meeting. You are not entitled to cumulate your votes.

     Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called "broker non-votes."

     The voting requirements for the proposals we will consider at the meeting are:

     - Election of directors. The five candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

     - Approval of the proposed amendment of our 1999 Equity Compensation Plan to increase the maximum number of shares of our common stock issuable under the plan by 2,750,000 shares. A majority of the votes cast on this proposal by the holders of shares of our common stock present, or represented, and entitled to vote at the annual meeting must approve this proposed amendment and the total votes cast on this proposal must represent over fifty percent of all shares entitled to vote on this proposal. Abstentions count as votes cast and have the effect of a vote against the proposal. Broker non-votes are not counted as votes cast and will have no effect on the outcome.

     - Approval of the proposed DaVita Inc. Executive Incentive Plan. A majority of the votes cast on this proposal by the holders of shares of our common stock present, or represented, and entitled to vote at the annual meeting must approve this proposed plan and the total votes cast on this proposal must represent over fifty percent of all shares entitled to vote on this proposal. Abstentions count as votes cast and have the effect of a vote against the proposal. Broker non-votes are not counted as votes cast and will have no effect on the outcome.

     We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Georgeson Shareholder, or GS, to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $8,500 plus expenses. GS and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We will indemnify GS against liabilities and expenses arising in connection with the proxy solicitation, including liabilities under the federal securities laws, unless caused by GS's gross negligence or willful misconduct.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the meeting, you will elect five directors to serve for a term of office consisting of the coming year or until their respective successors are elected and qualified. Our board intends to nominate Kent J. Thiry, Richard B. Fontaine, Peter T. Grauer, C. Raymond Larkin, Jr. and John M. Nehra for election as directors. All are current members of our board. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. Two other current board members, Maris Andersons and Shaul
G. Massry, are not standing for reelection. In addition, Thomas A. Scully has been nominated to the post of Administrator of the Health Care Financing Administration, or HCFA, of the United States Department of Health and Human Services and will resign from our board on or before his confirmation by the United States Senate. In light of these events, our board of directors has resolved to decrease the authorized number of our directors from eight to five, effective immediately prior to the holding of our 2001 annual meeting of stockholders.

     The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for the election of the substitute nominees that our board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

     No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

INFORMATION CONCERNING MEMBERS OF OUR BOARD OF DIRECTORS

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Kent J. Thiry........................  45     Chairman of the Board and Chief Executive
                                              Officer
Maris Andersons......................  63     Director
Richard B. Fontaine..................  57     Director
Peter T. Grauer......................  54     Director
C. Raymond Larkin, Jr. ..............  52     Director
Shaul G. Massry......................  70     Director
John M. Nehra........................  52     Director
Thomas A. Scully.....................  43     Director

     Kent J. Thiry became our chairman of the board and chief executive officer on October 18, 1999. From June 1997 until he joined us, Mr. Thiry served as chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated, or Vivra, after Gambro AB acquired the dialysis services business of Vivra in June 1997. At the time, Vivra was the second largest provider of dialysis services in the United States. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra. From April 1992 to August 1992, Mr. Thiry served as president and co-chief executive officer of Vivra, and from September 1991 to March 1992, as president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry is also a director of Oxford Health Plans, Inc.

     Maris Andersons has been one of our directors since August 1994. Mr. Andersons was a senior vice president and senior advisor, corporate finance, of Tenet Healthcare Corporation, or Tenet, until his retirement in 1997. Mr. Andersons also held various senior executive offices with Tenet since 1976. Prior to joining Tenet, Mr. Andersons served as a vice president of Bank of America.

     Richard B. Fontaine has been one of our directors since November 1999. Mr. Fontaine has been an independent health care consultant since 1992. Mr. Fontaine has also been an adjunct instructor at

Westminster College since 1992. From June 1995 to September 1995, he served as interim chief executive officer of Health Advantage, Inc., a subsidiary of Vivra Specialty Partners, Inc. In 1993, he served as interim chief executive officer of Vivocell Therapy, Inc. From 1988 to 1992, he served as senior vice president of CR&R Incorporated. From 1984 to 1988, he served as vice president, business development, of Caremark, Inc. Mr. Fontaine is also a director of Celeris Corp.

     Peter T. Grauer has been one of our directors since August 1994. Mr. Grauer became a managing director of Credit Suisse First Boston in November 2000, upon the merger of Donaldson, Lufkin & Jenrette, or DLJ, into Credit Suisse First Boston. Mr. Grauer had been a managing director of DLJ Merchant Banking since September 1992. From April 1989 to September 1992, he was a co-chairman of Grauer & Wheat, Inc., an investment firm specializing in leveraged buyouts. Mr. Grauer is also a director of The New Power Company, Doane Pet Care Enterprises, Inc., Formica Corporation and Thermadyne Holdings Corporation.

     C. Raymond Larkin, Jr. has been one of our directors since December 1999. Mr. Larkin has been a principal of 3x NELL, which invests in and provides consulting services to the medical device, biotechnology and pharmaceutical industries, since July 1998. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, a medical products company, for which he served as president and chief executive officer from 1989 until August 1995, when he became president and chief executive officer of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan-Bennett Corporation. Mr. Larkin is also a director of Applied Medical Devices, Inc., ArthroCare Corporation, Cerus Corporation and Vital Signs Inc.

     Shaul G. Massry has been one of our directors since April 1997. Since 1974, Dr. Massry has been a professor of medicine, physiology and biophysics and, until 1999, he was also the chief of the division of nephrology, at the University of Southern California School of Medicine. Dr. Massry served as the president of the National Kidney Foundation from 1990 through 1992.

     John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989. Mr. Nehra is also a director of Celeris Corp., eBenX, Inc. and Iridex Corporation.

     Thomas A. Scully has been one of our directors since October 2000. Mr. Scully served as president and chief executive officer of the Federation of American Hospitals, the trade association representing the nation's 1,700 privately-owned and managed community hospitals and health systems, from January 1995 until his nomination as HCFA Administrator in April 2000. From 1993 until 1995, Mr. Scully was a partner in the law firm Patton Boggs, LLP in Washington, District of Columbia. From 1989 until 1993, Mr. Scully served in various positions in the Bush administration, including associate director of the Office of Management and Budget and deputy assistant to the president for domestic policy. Mr. Scully is also a director of Oxford Health Plans, Inc.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND ITS COMMITTEES

     Our board of directors met eleven times during 2000. Each of our directors attended 75% or more of the total number of meetings of the board and meetings of the committees of the board on which he served during 2000.

     In 2000, our audit committee consisted of Maris Andersons, C. Raymond Larkin, Jr. and Shaul G. Massry. Mr. Andersons was the chairperson of the audit committee. Each of the members of our audit committee was independent in accordance with the listing standards of the New York Stock Exchange. Mr. Andersons received consulting fees from us in 1999 and 2000 during a period when we did not have a chief financial officer. See the "Certain Relationships and Related Transactions" section of this proxy statement for additional information. Notwithstanding Mr. Andersons' performance of these consulting services, our board of directors determined that Mr. Andersons' continued participation on the audit committee was in our best interests. Our board of directors has adopted a written charter for our audit committee. Our audit committee monitors the integrity of our financial reporting process and systems of internal controls, monitors the independence and performance of our independent auditors and internal auditing department and provides an avenue of communication among the independent auditors, management, the internal auditing department and our board of directors. The audit committee met five times during 2000.

     In 2000, our compensation committee consisted of Richard B. Fontaine, C. Raymond Larkin, Jr. and, until December 2000, Peter T. Grauer. John M. Nehra replaced Mr. Grauer on the compensation committee in December 2000. Mr. Fontaine is the chairperson of the compensation committee. Our compensation committee reviews the performance of our chief executive officer and other executives and makes specific recommendations and decisions regarding their compensation, with the goal of ensuring that our compensation system for our executives, as well as our philosophy for compensation for all employees, is aligned with the long term interests of our stockholders. The compensation committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal. The compensation committee met three times during 2000.

     In December 2000 the board created a new compliance committee, consisting of Thomas A. Scully and Shaul G. Massry. Mr. Scully is the chairperson of the compliance committee. Our compliance committee oversees and monitors the effectiveness of our corporate compliance program, reviews significant compliance risk areas and the steps management is taking to monitor, control and report risk exposures and meets regularly with our chief compliance officer and management compliance committee. As the committee was only formed in December, it did not meet during 2000. Our audit committee formerly performed some of the functions of our compliance committee.

COMPENSATION OF DIRECTORS

     Directors who are our employees or officers do not receive compensation for service on our board of directors or any committee of the board. Each of our directors who is not one of our officers or employees is entitled to receive $30,000 per year and additional compensation of $2,500 for each board meeting attended in person and $1,000 for each meeting held via telephone conference. For committee meetings, additional compensation is paid as follows: $1,500 if attended in person and $1,000 per telephone meeting for committee members; $2,500 if attended in person and $1,000 per telephone meeting for committee chairpersons. Committee chairpersons also receive an additional $10,000 per year ($20,000 per year for the chair of our compensation committee). C. Raymond Larkin, Jr., who serves as our lead independent director, receives an additional $20,000 per year in consideration of the substantial additional responsibilities of this role. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at the meetings of the board.

     In addition, each director who is not one of our officers or employees is entitled to receive options to purchase 25,000 shares of our common stock for each year they are elected to serve on our board, issued upon election or re-election to the board. If a director is elected for a term that is expected to be less than one year, he receives options pro rata based on the length of his expected term. The director options have an exercise price equal to the fair market value of our common stock on the date of grant and generally vest over four years at an annual rate of 25% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change in control. Messrs. Andersons, Fontaine, Grauer and Larkin and Dr. Massry each received options to purchase 50,000 shares in 2000. These grants included grants for 25,000 shares each issued in January 2000 as a result of re-election to the board in December 1999. Messrs. Nehra and Scully received options to purchase 17,000 shares and 21,000 shares, respectively, in 2000.

     Each member of the board of directors was also required to purchase at least $50,000 of our stock in the open market by December 17, 2000. This requirement was suspended for all new members of the board, including Messrs. Nehra and Scully, on December 7, 2000.

     For additional information regarding amounts received by Mr. Andersons and Dr. Massry, in addition to compensation received as a board member, see the "Certain Relationships and Related Transactions" section of this proxy statement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the ownership of our common stock as of April 16, 2001 by (a) all those persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, (c) all directors and executive officers as a group and (d) each of the executive officers named in the "Summary Compensation Table" included in the "Executive Compensation" section of this proxy statement. Unless otherwise set forth in the following table, the address of each beneficial owner is 21250 Hawthorne Boulevard, Torrance, California 90503. Except as otherwise noted in the "Certain Relationships and Related Transactions" section of this proxy statement, we know of no agreements among our shareholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

                                                              NUMBER OF SHARES     PERCENTAGE OF SHARES
                 NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED     BENEFICIALLY OWNED
                 ------------------------                    ------------------    --------------------
Massachusetts Financial Services Company(1)................      8,753,604                 10.5%
  500 Boylston Street
  Boston, Massachusetts 02116
Ardsley Advisory Partners and Philip J. Hempleman(2).......      4,700,000                  5.7%
  646 Steamboat Road
  Greenwich, Connecticut 06836
Kent J. Thiry(3)...........................................        810,166                    *
Joseph C. Mello(4).........................................        225,000                    *
Richard K. Whitney(5)......................................        351,569                    *
Gary W. Beil(6)............................................        115,000                    *
Charles J. McAllister(7)...................................         40,666                    *
Steven J. Udicious(8)......................................         51,181                    *
Maris Andersons(9).........................................        143,167                    *
Richard B. Fontaine(10)....................................         36,750                    *
Peter T. Grauer(11)........................................        100,250                    *
C. Raymond Larkin Jr.(12)..................................         21,750                    *
Shaul G. Massry(13)........................................        134,400                    *
John M. Nehra..............................................         10,000                    *
Thomas A. Scully...........................................          1,000                    *
All directors and executive officers as a group (13
  persons)(14).............................................      2,040,899                  2.4%
Barry C. Cosgrove(15)......................................        116,083                    *
John J. McDonough(16)......................................          5,189                    *

---------------
  *  Amount represents less than 1% of our common stock.

 (1) Based upon information contained in a Schedule 13G/A filed with the SEC on February 12, 2001.

 (2) Based upon information contained in a Schedule 13G/A filed with the SEC on February 15, 2001. By virtue of his position as managing partner of Ardsley Advisory Partners, Mr. Hempleman may be deemed to have the shared power to vote or dispose of these shares held by the discretionary accounts managed by Ardsley and Mr. Hempleman. Therefore, Mr. Hempleman may be deemed the beneficial owner of these shares.

 (3) Includes 55,500 shares held in a family trust and 750,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of April 16, 2001.

 (4) Shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

 (5) Includes 335,584 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

 (6) Includes 75,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

 (7) Includes 40,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

 (8) Includes 50,850 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

 (9) Includes 143,167 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

(10) Includes 21,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

(11) Includes 94,250 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

(12) Includes 21,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

(13) Includes 130,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

(14) All directors and executive officers in office on April 16, 2001. Includes 1,887,851 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, April 16, 2001.

(15) Shares issuable upon the exercise of options which are exercisable as of April 16, 2001. Based solely on information available to us. Mr. Cosgrove resigned effective October 2000.

(16) Based solely on information available to us. Mr. McDonough resigned effective December 2000.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Kent J. Thiry........................  45     Chairman of the Board and Chief Executive
                                              Officer
Joseph C. Mello......................  42     Chief Operating Officer
Richard K. Whitney...................  33     Chief Financial Officer
Gary W. Beil.........................  49     Vice President and Controller
Charles J. McAllister, M.D. .........  53     Chief Medical Officer
Steven J. Udicious...................  33     Vice President, Secretary and General Counsel

     Our executive officers are elected by and serve at the discretion of our board of directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the "Information concerning members of our board of directors" section of this proxy statement.

     Joseph C. Mello became our chief operating officer in June 2000. Prior to joining us, from April 1998, Mr. Mello served as president and chief executive officer of Vivra Asthma & Allergy. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including senior vice president/chief operating officer -- southeastern region from March 1997 to April 1998. Prior to joining MedPartners, Mr. Mello was a partner with KPMG LLP, from 1984 to 1994.

     Richard K. Whitney became our chief financial officer in February 2000. From September 1998 until his appointment as chief financial officer, Mr. Whitney served as vice president and general manager of our international operations. Mr. Whitney joined us in June 1995 and has also served as director of corporate development and vice president of corporate development. Prior to joining us, Mr. Whitney was associated with RFE Investment Partners, a private equity investment firm, and Deloitte & Touche.

     Gary W. Beil has been our vice president and controller since November 1999. Prior to joining us, from April 1999 to October 1999, Mr. Beil was an independent business consultant. From March 1996 to

March 1999, Mr. Beil served as vice president and controller of The Boeing Company, and from 1979 to 1996 held a variety of divisional and corporate finance positions with The Boeing Company.

     Charles J. McAllister, M.D., a nephrologist, became our chief medical officer in July 2000. From 1977 until joining us, Dr. McAllister was in private practice in Florida, including, from 1978, as medical director of two dialysis centers. Dr. McAllister also served as vice president of clinical affairs for Vivra Renal Care, the dialysis services business of Vivra, from 1992 until June 1997, when Gambro acquired Vivra Renal Care. Dr. McAllister continued as vice president of clinical affairs for Gambro until December 1998.

     Steven J. Udicious became our vice president, secretary and general counsel in April 2000. Mr. Udicious served as our assistant general counsel from February 1998 until February 2000, when he became secretary and acting general counsel. Mr. Udicious served as assistant general counsel of Renal Treatment Centers, Inc., or RTC, from March 1997 until RTC's merger with us in February 1998. Prior to joining RTC, Mr. Udicious was associated with the law firm Duane, Morris & Heckscher, LLP in Philadelphia, Pennsylvania.

     None of the executive officers has any family relationship with any other executive officer or with any of our directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires "insiders," including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with copies of all Section 16(a) forms they file. We became subject to Section 16(a) in conjunction with the registration of our common stock under the Exchange Act effective October 31, 1995. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Form 5's were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2000.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for each of the fiscal years in the three-year period ended December 31, 2000 of the following persons:

     - Each individual who served as our chief executive officer or acted in a similar capacity during 2000;

     - Our four most highly compensated executive officers other than our chief executive officer at December 31, 2000; and

     - Two former executive officers who would have been among the four most highly compensated executive officers at December 31, 2000 if they were still serving as executive officers at December 31, 2000.

     Compensation is presented only for the years in which each person was an executive officer.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                                               ---------------------------------
                                                    ANNUAL COMPENSATION                AWARDS            PAYOUTS
                                                ----------------------------   -----------------------   -------
                                                                      OTHER                                          ALL
                                                                     ANNUAL    RESTRICTED   SECURITIES              OTHER
                                                                     COMPEN-     STOCK      UNDERLYING    LTIP     COMPEN-
                                                SALARY     BONUS     SATION     AWARD(S)     OPTIONS     PAYOUTS   SATION
      NAME AND PRINCIPAL POSITION        YEAR     ($)     ($)(1)       ($)        ($)          ($)         ($)       ($)
      ---------------------------        ----   -------   -------    -------   ----------   ----------   -------   -------
Kent J. Thiry..........................  2000   499,980   250,000      --         --        1,300,000      --      15,545(2)
  Chairman of the Board                  1999    83,074        --      --         --          500,000      --          --
  and Chief Executive Officer
Joseph C. Mello........................  2000   108,358        --      --         --          500,000      --          --
  Chief Operating Officer
Richard K. Whitney.....................  2000   270,769    95,333(3)   --         --          500,000      --      16,300(4)
  Chief Financial Officer
Gary W. Beil...........................  2000   151,038     7,500      --         --          130,000      --      41,615(5)
  Vice President and Controller
Steven J. Udicious.....................  2000   142,865    35,394(6)   --         --          110,000      --      17,701(7)
  Vice President, Secretary and General
  Counsel
Barry C. Cosgrove......................  2000   214,210   247,281(8)   --         --               --      --      35,043(9)
  Former Senior Vice President,          1999   184,374   456,000(10)   --        --          200,000      --       8,320(11)
  General Counsel and Secretary          1998   182,309   490,004(12)   --        --          200,000      --      40,293(13)
John J. McDonough......................  2000   323,085   335,000(14)   --        --               --      --      19,385(15)
  Former Vice President and              1999   152,692    32,500      --         --          100,000      --      35,000(16)
  Chief Accounting Officer               1998    49,561        --      --         --           80,000      --          --

---------------
 (1) Bonuses are reported in the year in which they were paid. The report of the compensation committee discusses the determination of bonuses paid in 2001 based on corporate and individual performance in 2000.

 (2) Consists of an automobile allowance of $10,161 and a profit sharing award of $5,384.

 (3) Includes $82,500 in bonuses required to be paid in 2000 under a key employee retention program implemented in September 1999.

 (4) Consists of $1,000 for a waiver of medical insurance, $12,500 in payment of the cash value of accrued paid time off and a profit sharing award of $2,800.

 (5) Consists of a relocation allowance of $40,000 and a profit sharing award of $1,615.

 (6) Includes $28,596 in bonuses required to be paid in 2000 under a key employee retention program implemented in September 1999.

 (7) Consists of $16,032 for reimbursement of relocation expenses and a profit sharing award of $1,669.

 (8) Includes $184,140 in bonuses required to be paid in 2000 under a key employee retention program implemented in September 1999.

 (9) Consists of an automobile allowance of $4,200 and $30,843 in payment of the cash value of accrued paid time off.

(10) Includes the second installment, in the amount of $375,000, related to a special bonus received for services rendered in connection with the merger with RTC.

(11) Consists of an automobile allowance of $7,800 and $520 paid by us for an umbrella insurance policy.

(12) Includes the first installment, in the amount of $375,000, related to a special bonus received for services rendered in connection with the merger with RTC.

(13) Consists of an automobile allowance of $8,100, $520 paid by us for an umbrella insurance policy and $31,673 in payment of the cash value of accrued paid time off.

(14) Includes $200,000 in bonuses required to be paid in 2000 under a key employee retention program implemented in September 1999.

(15) Consists of $15,616 in payment of the cash value of accrued paid time off and a profit sharing award of $3,769.

(16) Consists entirely of a relocation allowance.

     The following table sets forth information concerning options granted to each of the named executive officers during 2000:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                   ---------------------------------------------------------------------
                                     NUMBER OF       % OF TOTAL
                                    SECURITIES        OPTIONS       EXERCISE                  GRANT DATE
                                    UNDERLYING       GRANTED TO     OR BASE                    PRESENT
                                      OPTIONS       EMPLOYEES IN     PRICE      EXPIRATION      VALUE
              NAME                 GRANTED(#)(1)    FISCAL YEAR      ($/SH)        DATE         ($)(2)
              ----                 -------------    ------------    --------    ----------    ----------
Kent J. Thiry....................     500,000(3)        5.20%        5.1354      1/26/10      1,239,650
                                      500,000(3)        5.20%        2.6875      3/29/05        720,100
                                      300,000           3.12%        6.5625      9/25/05      1,155,210
Joseph C. Mello..................     225,000(3)        2.34%        5.4375      6/15/05        688,230
                                      225,000(3)        2.34%        5.3125      6/16/05        672,413
                                       50,000           0.52%        7.0625      9/14/05        207,205
Richard K. Whitney...............     400,000(3)        4.16%        2.6875      3/29/05        576,080
                                      100,000           1.04%        7.0625      9/14/05        414,410
Gary W. Beil.....................      90,000(3)        0.94%        2.6875      3/29/05        129,618
                                       40,000           0.42%        7.0625      9/14/05        165,764
Steven J. Udicious...............      90,000(3)        0.94%        2.6875      3/29/05        129,618
                                       20,000           0.21%        7.0625      9/14/05         82,882
Barry C. Cosgrove................          --             --             --           --             --
John J. McDonough................          --             --             --           --             --

---------------
(1) All options are nonqualified stock options. The options generally vest over four year periods at an annual rate of 25% beginning on the first anniversary of the date of grant.

(2) The estimated grant date present value reflected in the above table was determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise price for each individual grant, equal to the fair market value of the underlying stock on the date of grant; (b) the exercise of options within three to four years of the date that they become exercisable; (c) a risk-free interest rate of 5.01% to 6.42% per annum; (d) volatility of 66.28% to 76.42% calculated using the daily prices of our common stock; (e) a dividend yield of 0%, and (f) an assumed forfeiture rate of 15.0%. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

(3) The vesting of the final 25% installments of these options was accelerated as a result of the market price of the Company's stock exceeding specified levels on ten out of twenty trading days as provided in the applicable stock option agreements.

     The following table sets forth information concerning the aggregate number of options exercised by and year-end option values for each of the named executive officers during 2000:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF
                                                                SECURITIES              VALUE OF
                                                                UNDERLYING            UNEXERCISED
                                                                UNEXERCISED           IN-THE-MONEY
                                                             OPTIONS AT FY-END     OPTIONS AT FY-END
                                                             -----------------    --------------------
                        SHARES ACQUIRED        VALUE           EXERCISABLE/           EXERCISABLE/
         NAME           ON EXERCISE(#)     REALIZED($)(1)    UNEXERCISABLE(#)     UNEXERCISABLE($)(2)
         ----           ---------------    --------------    -----------------    --------------------
Kent J. Thiry.........          --                 --        375,000/1,425,000    4,694,013/17,250,788
Joseph C. Mello.......          --                 --        112,500/ 387,500     1,321,875/ 4,468,750
Richard C. Whitney....          --                 --        179,334/ 491,250     1,701,671/ 5,942,188
Gary W. Beil..........          --                 --         52,500/ 137,500      626,719/ 1,678,906
Steven J. Udicious....      22,500            278,438         18,350/ 102,500      40,313/ 1,296,719
Barry C. Cosgrove.....      50,000            156,515        116,083/       --    1,014,063/        --
John J. McDonough.....          --                 --        65,000/       --      201,562/        --

---------------
(1) Value realized upon exercise is determined by subtracting the exercise price from the closing price for our common stock on the date of exercise as reported by the New York Stock Exchange, and multiplying the remainder by the number of shares of common stock exercised.

(2) Year-end value is determined by subtracting the exercise price from the fair market value of $17.125 per share, the closing price for our common stock on December 29, 2000, as reported by the New York Stock Exchange, and multiplying the remainder by the number of underlying shares of common stock.

EMPLOYMENT AGREEMENTS

     On October 18, 1999, we entered into an employment agreement with Kent J. Thiry. This agreement was subsequently amended on May 20 and November 28, 2000. As amended, the employment agreement provides for an initial term through December 31, 2001 and will continue thereafter with no further action by either party for successive one-year terms. Mr. Thiry will be entitled to receive a bonus of up to 150% of his base salary each year, based upon our achievement of performance goals agreed upon by our compensation committee. For the year 2000, Mr. Thiry was guaranteed a minimum bonus of $500,000. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause or disability, Mr. Thiry will be entitled to a lump sum payment equal to 2.99 times the sum of his then-current base salary and average bonus. Any additional compensation payable to Mr. Thiry upon a change in control of DaVita would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code of 1986, as amended.

     On November 29, 1999, we entered into an employment agreement with Gary W. Beil. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. Mr. Beil is entitled to receive an annual bonus of up to 50% of his base salary, with the amount solely in our discretion. Mr. Beil was also entitled to a relocation allowance of $40,000, which was paid in 2000. If, within two years of this agreement, Mr. Beil is terminated for any reason other than cause, disability or death or is constructively discharged following a change in control, he is entitled to continuation of his then-current base salary for a period of 12 months following termination, reduced by any amounts Mr. Beil earns from other employment during that period.

     On July 19, 2000, we entered into an employment agreement with Charles J. McAllister, M.D. The employment agreement provides for an initial term through July 19, 2002. Thereafter, Dr. McAllister's employment will be at will, with either party permitted to terminate the agreement at any time, with or without cause. Dr. McAllister will be entitled to receive a performance bonus of up to $100,000, with the actual amount to be decided by our chief executive officer and/or board of directors. If Mr. Thiry is not our chief executive officer, chairman of the board or chief operating officer at any time prior to July 19, 2001, Dr. McAllister's term of employment will be guaranteed for three years after the occurrence of that event and he may only be terminated because of death, disability or for cause. If Mr. Thiry does not hold any of those offices after July 19, 2001, but prior to July 19, 2002, Dr. McAllister's term of employment will be guaranteed for two and one-half years after the occurrence of that event.

     In September 1999 we implemented a key employee retention program approved by our board of directors. Messrs. Whitney, Udicious, Cosgrove and McDonough were among the employees selected to participate in this program. The program guaranteed each executive a stay bonus if he continued his employment with us through January 1, 2000. The program also guaranteed payment of 50% of each executive's target bonus amount for 1999, if he continued his employment with us through March 1, 2000. In order to be eligible to participate in this program, each key employee was required to relinquish voluntarily his or her stock options with an exercise price in excess of $30.00 per share, if any. Messrs. Whitney, Udicious, Cosgrove and McDonough received bonus amounts under this program in 2000, as set forth in the "Summary Compensation Table" above.

     Barry C. Cosgrove voluntarily resigned in September 2000. On March 2, 1998, we entered into an employment agreement with Mr. Cosgrove. The agreement provided for an initial term through December 31, 1998, continuing thereafter with no further action by either party for successive one-year terms. Mr. Cosgrove was entitled to receive a bonus of up to 75% of his base salary each year. Fifty percent of this bonus was based upon our achievement of earnings per share targets and 50% was granted at the discretion of our compensation committee. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause or disability, Mr. Cosgrove was entitled to a lump sum payment equal to his then-current base salary. Any additional compensation payable to Mr. Cosgrove upon a change in control would not have been reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code of 1986, as amended.

     John J. McDonough voluntarily resigned in December 2000. On March 1, 1998, we entered into an employment agreement with Mr. McDonough. The agreement continued until either party terminated the agreement with or without cause at any time. Mr. McDonough was entitled to receive a bonus of up to 50% of his base salary each year. Fifty percent of this bonus was based upon our achievement of earnings per share targets and 50% was granted at the discretion of our compensation committee. In the event of discharge for any reason other than material cause, disability or death, Mr. McDonough was entitled to a lump sum payment equal to one-half his then-current base salary and any bonus provided for under his employment agreement.

     Each of the employment agreements set forth above include provisions limiting the officer's ability to compete or solicit our employees and customers for a period of one or two years following termination of employment.

     Each of Messrs. Thiry, Mello, Whitney, Beil, Udicious, Cosgrove and McDonough and Dr. McAllister have been granted options pursuant to our equity compensation plans. The exercise prices of the options ranged from $0.90 per share to $32.1875 per share. These options generally vest at a rate of 25% per year over four years. Most of these options that remain outstanding provide for the immediate vesting of all of the stock options following a change in control.

                      REPORT OF THE COMPENSATION COMMITTEE
                             REGARDING COMPENSATION

     The compensation committee of our board of directors is currently composed of three independent, nonemployee directors. The committee regularly meets at least once each year and holds additional meetings as required. The compensation committee met three times during 2000.

COMPENSATION OBJECTIVES

     We have two primary objectives in setting executive officer compensation:

     - Attract and retain outstanding leadership; and

     - Align executive compensation with the yearly and long-term goals of the company, with an emphasis on variable (vs. fixed) compensation tied to corporate and individual performance.

EXECUTIVE COMPENSATION

     Toward the end of each fiscal year or at the beginning of the following fiscal year, a compensation review is conducted by our Chief Executive Officer for each executive officer. Annual salary and bonus recommendations are then made to and reviewed and voted upon by the compensation committee at the regular year-end meeting.

     Philosophically, the compensation committee is attempting to relate executive compensation to those variables over which the individual executive generally has control. Included in the committee's criteria for approval of recommended salary adjustments, and particularly bonuses and stock option awards, are achievements against annual financial and non-financial targets set at the beginning of the fiscal year for each executive. The financial objectives include improvements in company net operating profit, cost per treatment, EBITDA growth, revenue growth and capital structure. The non-financial objectives include improvements in quality of care, selection and implementation of financial and clinical information systems, enhancement of management performance throughout our organization and advancement of business initiatives supporting our mission to be the provider, partner and employer of choice.

     For 2000, incentive awards for executive officers included cash bonuses and stock options. Compensation was weighted heavily toward these variable components, with the long-term objective of shifting to more variable pay for performance. Bonuses for 2000 performance reached a maximum of $215,000, excluding that for our Chief Executive Officer.

CEO COMPENSATION

     Mr. Thiry's current compensation was negotiated with him when he agreed to become our new Chairman and Chief Executive Officer in October 1999. Within the framework of Mr. Thiry's employment agreement, the compensation committee has some latitude in setting future salary and bonus levels and granting stock options.

     Under his employment agreement, Mr. Thiry's annual salary was established at $500,000 subject to minimum annual increases consistent with the California consumer price index and annual review for merit increases. Mr. Thiry is also entitled to receive a bonus of up to 150% of his base salary each year, based upon our achievement of performance goals agreed upon by the compensation committee. For the year 2000, Mr. Thiry's agreement guaranteed him a minimum bonus of $500,000, which he was paid in 2001. In recognition of Mr. Thiry's performance in 2000, the committee determined to award him bonuses for the full 150% of salary for which he was eligible, or $750,000. The non-guaranteed portion of his bonus, $250,000, was not payable until the company's debt reached a level established by the committee, which did not occur until the first quarter of 2001. In reviewing Mr. Thiry's performance, the committee considered evaluations of his performance from the other members of the board and from members of the management team who worked most closely with Mr. Thiry.

     In accordance with the terms of his employment agreement, Mr. Thiry received two nonqualified stock options, one of which was granted in October 1999 entitling him to purchase 500,000 shares of our common stock at an exercise price of $6.00 per share (the fair market value on the date of grant) and one of which was granted in January 2000 entitling him to purchase 500,000 shares of our common stock at an exercise price of $5.14 per share (the average of the last sale price for our common stock on January 19, 2000 through January 26,
2000).

     The compensation committee also awarded Mr. Thiry additional nonqualified stock options in 2000 and 2001 and deferred stock units in 2001, recognizing his performance during 2000 and further aligning his incentive compensation with long-term shareholder value. The additional option awards were made in March and September 2000 and February 2001, for 500,000, 300,000 and 300,000 shares, respectively. The exercise prices of these options, $2.69, $6.56 and $15.40 per share, were established at the market value on the respective grant dates. The deferred stock units are deferred compensation paid in shares of our common stock. The total award was valued at $1,250,000 upon grant in February 2001, based on the market price of our common stock at the time.

LONG-TERM INCENTIVE COMPENSATION

     To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives in addition to salary and bonuses, we adopted the 1997 and 1999 equity compensation plans. In approving stock option grant recommendations, the compensation committee considers primarily the impact the executive is expected to have on increasing shareholder value, and recent performance toward specific goals that contribute to that result. Such specific goals differ among executives, but all relate to the speed and effectiveness with which the company is achieving its mission to be the provider, partner and employer of choice.

$1 MILLION PAY CAP

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid each year to a publicly-held company's chief executive officer or one of its four most highly paid senior executive officers to $1 million per person. Excluded from the $1 million limitation is compensation that meets pre-established performance criteria or results from the exercise of stock options that meet established criteria. The company's stock option plans and individual grants of stock options under these plans are structured to meet criteria that excludes them from the $1 million limitation. The DaVita Executive Incentive Plan, which is being submitted to stockholders for approval at the 2001 annual meeting, is designed to result in cash awards for 2001 and after that qualify as performance-based compensation under Section 162(m). The committee intends to structure performance-based compensation to meet the requirements of Section 162(m), including through awards under the DaVita Executive Incentive Plan, but reserves the right to pay compensation that may not be tax deductible when it would be in our best interests and those of our stockholders.

                                          COMPENSATION COMMITTEE

                                          Richard B. Fontaine (Chair)
                                          C. Raymond Larkin, Jr.
                                          John M. Nehra

                            STOCK PRICE PERFORMANCE

     The following graph shows a comparison of our cumulative total returns, the Standard & Poor's MidCap 400 Index and a peer group index that we constructed. The graph assumes that the value of an investment in our common stock and in each such index was $100 on December 31, 1995 and that all dividends have been reinvested. The peer group index consists of the following companies: Advance PCS, Apria Healthcare Group, Caremark RX, Covance, HealthSouth, Laboratory Corp. of America, Lincare Holdings, Omnicare, Priority Healthcare, Quest Diagnostics, Quintiles Transnational and Renal Care Group. Also presented are the cumulative total returns through December 31, 1999 for the peer group index we formerly utilized, consisting of: Renal Care Group, Renal Treatment Centers and Vivra, adjusted to reflect the cessation of trading in Vivra's stock as of June 12, 1997, and Renal Treatment Centers' stock as of February 27, 1998. The companies in the former peer group index were our primary competitors. The companies in the new peer group index are other providers of non-acute, outpatient or related healthcare services whom we believe are most comparable to us. Both peer group indices are weighted for the market capitalization of each company within the group.

     The comparison in the graph below is based solely on historical data and is not intended to forecast the possible future performance of our common stock.

                            COMPARISON OF FIVE-YEAR
                   CUMULATIVE TOTAL RETURN AMONG DAVITA INC.,
              S&P MIDCAP 400 INDEX, OLD PEER GROUP, NEW PEER GROUP

                              (PERFORMANCE GRAPH)

                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                 1995           1996           1997           1998           1999           2000
                             ------------   ------------   ------------   ------------   ------------   ------------
DaVita Inc.................     $100.0         $120.8         $152.8         $164.2         $ 37.2         $ 95.1
S&P Midcap 400 Index.......     $100.0         $119.2         $157.6         $187.8         $215.4         $253.1
Old Peer Group.............     $100.0         $118.5         $183.0         $240.7         $195.3
New Peer Group.............     $100.0         $108.2         $128.6         $104.2         $ 59.1         $133.6

     The information contained above under the captions "Report of the compensation committee regarding compensation" and "Stock price performance" will not be considered "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Richard K. Whitney, our Chief Financial Officer, received a loan from us in the principal amount of $65,000 in July 1997. In February 2001, Mr. Whitney prepaid this loan in full, with a $65,000 payment for the outstanding principal. Under the terms of the loan, Mr. Whitney was required to pay interest only on the note on a monthly basis from August 1997 at the rate of 7% per year through July 2002, at which time the unpaid principal balance was due in full. The loan was secured by all of Mr. Whitney's options to purchase our common stock. Mr. Whitney used the proceeds of this loan in the purchase of his principal residence.

     Joseph C. Mello, our chief operating officer, received a loan from us in the principal amount of $275,000 in December 2000. Mr. Mello is required to pay quarterly interest only on the note from March 2001 through September 2002 at a rate of 7% per year. Thereafter, Mr. Mello is required to make quarterly interest and principal payments of approximately $15,800 through September 2007, at which time the unpaid principal balance will be repaid in full. The loan is secured by all of Mr. Mello's options to purchase our common stock. Mr. Mello used the proceeds of this loan in the purchase of his principal residence.

     Maris Andersons, one of our directors, has also served as a consultant to us. In addition to receiving compensation as a member of the board, Mr. Andersons has been granted options, vesting over four years, to purchase an aggregate of 76,972 shares of our common stock in consideration for these services. As of April 16, 2001, Mr. Andersons had exercised 55,555 of these options leaving a balance of 21,417 options to purchase shares of our common stock. Mr. Andersons also received consulting fees from us in 1999 and 2000 in the aggregate amount of $100,000 in consideration of the substantial time and energy required of him in overseeing our financial operations and his role in negotiations with our senior lenders until we hired a new chief financial officer in February 2000.

     Shaul G. Massry, one of our directors, formerly served as a consultant to us. In addition to receiving compensation as a member of the board, Dr. Massry also was entitled to receive $120,000 per year, $70,000 of which would be offset by any commissions payable to Dr. Massry resulting from acquisitions that he introduced to us, and options, vesting in equal installments over four years, to purchase an aggregate of 87,222 shares of our common stock, in consideration for these consulting services. This consulting agreement was terminated effective in June 2000 and the vested options that he received for these services will terminate in June 2001. As a result of the termination of the consulting agreement, options for 21,250 shares will not vest and have been cancelled. As of April 16, 2001, Dr. Massry had exercised 43,472 of the vested options, leaving a balance of 22,500 options to purchase shares of our common stock.

     Credit Suisse First Boston, or CSFB, formerly Donaldson, Lufkin & Jenrette, and certain of its affiliates from time to time perform various investment banking and other services for us, for which we pay customary consideration. In addition, affiliates of CSFB are included in the syndicate of lenders under our credit facilities. Prior to November 2000, we maintained a business arrangement with several CSFB affiliates under which we managed dialysis centers owned by these CSFB affiliates, with options to acquire these centers at future dates. We also guaranteed debt of these centers to CSFB in the amount of approximately $11 million as of December 31, 1999. We purchased these dialysis centers from the CSFB affiliates and accordingly cancelled these guarantees in November 2000. An affiliate of CSFB, Peter T. Grauer, serves on our board.

     In 1994, Barry C. Cosgrove received a loan in the principal amount of $50,000 from us in connection with the purchase of shares of our common stock. In February 2001, Mr. Cosgrove repaid this loan in full, approximately $83,000 for the outstanding principal and all accrued interest. The loan bore interest at the lower of 8% or the prime rate, and was secured by all of Mr. Cosgrove's interests in our common stock, including all vested stock options. The loan originally had a four-year term, with one-quarter of the original principal amount thereof plus all accrued interest thereon to be paid annually, subject to the limitation that Mr. Cosgrove was not required to make any payment that exceeded 50% of the after-tax proceeds of his bonus payment, based on maximum tax rates then in effect. All scheduled principal and accrued interest payments under this loan had been deferred until Mr. Cosgrove repaid it in full.

     We have entered into indemnity agreements with each of our directors and executive officers, which agreements require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as our directors, officers, employees or agents, other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers or directors serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of our board. During 2000, Mr. Thiry was an officer and employee, and Mr. Andersons and Dr. Massry served as our consultants. Messrs. Fontaine, Grauer, Larkin and Nehra each served as a member of the compensation committee of our board of directors during 2000.

                                 PROPOSAL NO. 2

                         APPROVAL OF AN INCREASE IN THE
                         1999 EQUITY COMPENSATION PLAN

     In December 1999, our board of directors adopted, and our stockholders approved, the 1999 Equity Compensation Plan. Under the 1999 plan up to 3,000,000 shares of our common stock may be issued at the times specified in the 1999 plan upon the exercise of stock options granted under the 1999 plan.

THE PROPOSED AMENDMENT

     On March 15, 2001, our board of directors approved an amendment to the 1999 plan, subject to stockholder approval, to increase by 2,750,000 shares the maximum number of shares of our common stock reserved for issuance under the 1999 plan, from 3,000,000 shares to 5,750,000 shares. At this meeting, our stockholders will be asked to approve this amendment to the 1999 plan.

     The 1999 plan plays an important role in our efforts to attract and retain employees, and to align the interests of our employees with those of our stockholders through increased ownership of our company by those employees. Of the 3,000,000 shares authorized to be issued under the 1999 plan, as of March 31, 2001, 2,398,500 shares were subject to outstanding options granted under the 1999 plan and 212,000 shares remained eligible for future option grants.

SUMMARY DESCRIPTION OF THE 1999 PLAN

     Purpose of the 1999 plan. The 1999 plan allows us to grant to participants stock options to purchase shares of our common stock. The purpose of the 1999 plan is to enable us to offer participants an opportunity to acquire an equity interest in us. We believe that this will improve our ability to attract, retain and reward employees, directors and other persons providing services to us. It will also strengthen the mutuality of interests between plan participants and our stockholders by providing those participants with a proprietary interest in pursuing our long-term growth and financial success.

     Eligibility and participation. Generally, all employees, directors, and other persons providing bona fide services to us or any of our subsidiaries are eligible to receive awards of options under the 1999 plan. However, persons providing services to us only in connection with the offering or sale of securities in a capital raising transaction are not eligible to receive awards. Subject to the adjustments described below, we may not issue more than 500,000 shares of common stock pursuant to awards granted to any single participant under the 1999 plan during any calendar year. Currently, we have over 12,000 employees. We have not, however, determined all of the individuals who will receive awards, the awards that we will grant to any individual or group of individuals, or the amounts to be payable with respect to any awards.

     Administration of the 1999 plan. Our board or a committee appointed by our board consisting of two or more members of our board may administer the 1999 plan. The 1999 plan is currently administered by our compensation committee. The compensation committee has the authority to interpret the 1999 plan and to adopt rules and procedures relating to the administration of the 1999 plan.

     Shares subject to the 1999 plan. Subject to adjustments to reflect certain corporate events that are described below, if the proposed amendment is approved, we may grant awards with respect to a maximum number of 5,750,000 shares of our common stock under the 1999 plan. We may not further increase this maximum number of shares without the approval of our stockholders. If an option granted under the 1999 plan expires or terminates without having been exercised in full, the shares of common stock remaining unissued under that option will again become available for issuance under the 1999 plan. We will issue the shares of common stock to be issued under the 1999 plan directly from our authorized but unissued shares of common stock.

     Options. Options granted under the 1999 plan may be either incentive stock options, or ISOs, or nonqualified stock options, or NQSOs. To date, all of the options we have granted under the 1999 plan have been NQSOs. We will determine the terms and conditions of each option and include them in a written agreement between the individual and us. The terms of each option will set forth:

     - the per share exercise price of the option, which will generally be the closing price of a share of our common stock as reported on the New York Stock Exchange on the date of grant;

     - the termination date of the option, which will not be later than seven years after the date of grant; and

     - the effect on the option of the termination of the participant's employment.

     Each option will also contain other terms and conditions that we may establish. The closing price for our common stock as reported on the New York Stock Exchange on April 16, 2001 was $16.59 per share. Options are not transferable during the individual's lifetime.

     To the extent an option is intended to qualify as an ISO, the option is required to have terms and conditions consistent with the requirements for that treatment under the Internal Revenue Code. ISOs are subject to the following special restrictions:

     - ISOs may only be granted to our, or our subsidiaries', employees;

     - the exercise price for an ISO must be at least equal to 100%, or 110% in the case of stockholders holding more than 10% of the total combined voting power of all classes of our stock, of the fair market value of our common stock, determined on the date of the grant;

     - the aggregate fair market value of the shares of common stock issuable upon exercise of all ISOs granted to a participant, determined at the time each ISO is granted, that become exercisable for the first time during a calendar year cannot exceed $100,000; and

     - ISOs must terminate no later than the first to occur of:

          (1) ten years, or five years for stockholders holding more than 10% of the total combined voting power of all classes of our stock, from the date of grant; and

          (2) three months following the termination of the participant's employment, unless the termination is the result of the participant's death or disability or if the participant dies during the three month period following the termination, in which case other rules apply.

     Modification of awards. We have the authority to modify any outstanding award as we consider appropriate, including the authority to modify the exercise price of any option, accelerate the right to exercise any option, and extend or renew any option. However, we may not modify any award in a manner adverse to the participant holding that award without that participant's consent. Furthermore, we may not reduce the exercise price of any outstanding option, including any repricing effected by issuing replacement stock options for outstanding stock options that have exercise prices higher than the prevailing market price of the underlying stock, without first obtaining the approval of our stockholders.

     Adjustments. In connection with certain types of corporate events like stock splits, stock dividends, recapitalizations, reorganizations, mergers, consolidations and spinoffs, we may make appropriate and equitable adjustments to:

     - the aggregate number and kind of shares for which we can grant awards under the 1999 plan;

     - the number and kind of shares covered by outstanding awards; and

     - the per share exercise price of outstanding options.

     In connection with any merger or consolidation in which we are not the surviving corporation, or as a result of which our common stock ceases to be publicly traded, we may, but are not required to, terminate all outstanding options upon the consummation of that merger or consolidation. However, as a condition to the termination, we must eliminate all restrictions on the exercisability of the options and give the participant at least 20 days prior to the termination to exercise those options without any regard to any of these restrictions.

     Tax matters. We are authorized to withhold from the compensation of the participants amounts necessary to satisfy the tax withholding obligations arising from the 1999 plan. If we intend any award to qualify as "qualified performance-based compensation," as defined in the regulations promulgated under section 162(m) of the Internal Revenue Code, we will grant the award in a manner and subject to terms and conditions required for the award to so qualify.

     Compliance with securities laws. We are not obligated to issue any common stock under the 1999 plan if we determine that the issuance would violate applicable state or federal securities laws. We intend to file a registration statement on Form S-8 to register the issuance of the additional shares added to the 1999 plan promptly following the approval of the increase in the 1999 plan by our stockholders.

     Termination or amendment of the 1999 plan. Our board of directors may terminate the 1999 plan at any time. Unless earlier terminated by our board of directors, the 1999 plan will terminate on December 17, 2009, the tenth anniversary of the effective date of the 1999 plan. We cannot grant awards under the 1999 plan after its termination date. Termination of the 1999 plan will not affect the rights of any participant with respect to any award outstanding as of the time of the termination. Our board of directors may also amend the 1999 plan at any time. However, no amendment may adversely affect the rights of any participant with respect to any outstanding award without that participant's consent.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1999 PLAN

     The following general discussion of the principal United States federal income tax consequences of participation in the 1999 plan is based on the statutes and regulations existing as of March 31, 2001. In addition, participation in the 1999 plan may have state and local tax consequences. We encourage participants to consult their own tax advisors with respect to the tax consequences of their participation in the 1999 plan.

     Incentive stock options. A participant will not recognize taxable income upon the grant or the exercise of an ISO, and we are not entitled to an income tax deduction as the result of the grant or exercise of an ISO. Any gain or loss resulting from the subsequent sale of shares of common stock acquired upon exercise of an ISO will be long-term capital gain or loss if the sale is made after the later of:

     - two years from the date of grant of the ISO; or

     - one year from the date of exercise of the ISO.

     If a participant sells common stock acquired upon the exercise of an ISO prior to the expiration of both of these periods, the sale will be a "disqualifying disposition" under the federal tax laws. The participant will generally recognize ordinary income in the year of the disqualifying disposition in an amount equal to the difference between the exercise price of the ISO and the fair market value of the shares of our common stock on the date of exercise of the ISO. However, the amount of ordinary income recognized by the participant generally will not exceed the difference between the amount realized on the sale and the exercise price. We will be entitled to an income tax deduction equal to the amount taxable to the participant. Any additional gain recognized by the participant upon the disqualifying disposition will be taxable as long-term capital gain if the shares of common stock have been held for more than one year before the disqualifying disposition or short-term capital gain if the shares of common stock have been held for less than one year before the disqualifying disposition.

     The amount by which the fair market value, determined on the date of exercise, of the shares of common stock purchased upon exercise of an ISO exceeds the exercise price is also an item of tax preference that may be subject to alternative minimum tax in the year that the ISO is exercised.

     Nonqualified stock options. As with an ISO, a participant will not recognize taxable income on the grant of an NQSO, and we are not entitled to an income tax deduction as the result of the grant of an NQSO. Unlike an ISO, however, upon the exercise of an NQSO, the participant generally will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount by which the fair market value of the shares of common stock purchased upon exercise, determined as of the date of exercise, exceeds the exercise price. This income is part of the participant's "wages" for which we are required to withhold federal and state income as well as employment taxes.

     Upon the sale of shares of common stock acquired upon the exercise of an NQSO, the participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of exercise. If the participant has held the shares for more than one year at the time of the sale, the capital gain or loss will be long-term, otherwise the capital gain will be short-term.

     Acceleration of stock options upon a transfer of control. Under the applicable individual option agreements, upon a change in control of us or a transfer of a substantial portion of our assets, the exercisability of generally all of the stock options under the 1999 plan will be accelerated. The 1999 plan permits this acceleration. The 1999 plan also permits us to make payments to cancel unexercisable options of employees upon a change of control. The acceleration of exercisability or this type of payment is a "parachute payment" for federal income tax purposes. If the present value of all of a participant's parachute payments equals or exceeds three times the participant's average compensation for the past five years, the participant also will owe a 20% excise tax on the amount of the parachute payment which is in excess of the greater of:

     - the average compensation of the participant for the past five years; or

     - an amount which the participant establishes as reasonable compensation.

     In addition, we will not be allowed to deduct any excess parachute payments.

     Capital gains and ordinary income tax. Long term capital gains are currently taxed at a maximum federal rate of 20%. However, long term capital gains with respect to stock with a holding period of more than 5 years may qualify to be taxed at a maximum federal rate of 18% if the stock was acquired pursuant to the exercise of an option that was granted to the participant no earlier than January 1, 2001. Short term capital gains and ordinary income are taxed at marginal federal rates of up to 39.6%.

     Section 162(m) limitation. We generally cannot deduct compensation paid to certain key executives in excess of $1,000,000 per year unless certain conditions are satisfied. In general, only our CEO and our four other highest paid executive officers are subject to this limitation. The income that an executive would recognize by reason of the exercise of an NQSO is subject to this deduction limitation. However, this limitation does not apply if:

     - the 1999 plan is approved by our stockholders;

     - the exercise price of options granted is at least equal to the fair market value of the common stock upon the date of the grant; and

     - the options are granted by a committee composed exclusively of members of our board of directors who are not our employees or employees of one of our subsidiaries.

APPLICABILITY OF ERISA

     The 1999 plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and it is not a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code.

OPTIONS RECEIVED BY OR ALLOCATED TO DIRECTORS AND EXECUTIVE OFFICERS

     We cannot determine at this time either the number of options that we will allocate to our directors and executive officers participating in the 1999 plan and to other participants in the future or the number of options that these persons will actually receive in the future because the amount and value of awards that we will grant to any participant are within our discretion, subject to the limitations described above. The table below sets forth the number of options granted to certain individuals and groups under the 1999 plan as of April 16, 2001.

                                                                           WEIGHTED
                                                              NUMBER OF    AVERAGE
                                                               OPTIONS     EXERCISE
                    INDIVIDUAL OR GROUP                       RECEIVED     PRICE($)
                    -------------------                       ---------    --------
Kent J. Thiry...............................................    500,000      2.69
  Chairman of the Board and Chief Executive Officer
Joseph C. Mello.............................................         --        --
  Chief Operating Officer
Richard K. Whitney..........................................         --        --
  Chief Financial Officer
Gary W. Beil................................................    150,000      4.44
  Vice President and Controller
Steven J. Udicious..........................................     90,000      2.69
  Vice President, Secretary and General Counsel
Barry C. Cosgrove...........................................         --        --
  Former Senior Vice President, Secretary and General
  Counsel
John J. McDonough...........................................         --        --
  Former Vice President and Chief Accounting Officer
Charles J. McAllister, M.D. ................................    160,000      7.38
  Chief Medical Officer
Harlan Cleaver..............................................    150,000      2.75
  Chief Technology Officer
Ryan Moore..................................................    150,000      2.69
  Vice President
Executive officers as a group (6 persons)...................    900,000      3.81
Non-executive officer employees as a group (21 persons).....  1,835,000      2.77
Richard B. Fontaine.........................................     13,000      6.44
Peter T. Grauer.............................................     13,000      6.44
C. Raymond Larkin Jr. ......................................     13,000      6.44
John M. Nehra...............................................     17,000     10.56

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD BELIEVES THAT APPROVAL OF THE PROPOSED AMENDMENT TO THE 1999 PLAN IS IN OUR BEST INTERESTS AND THE BEST INTERESTS OF OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL. YOUR PROXIES WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFICALLY INDICATE OTHERWISE.

                                 PROPOSAL NO. 3

                                APPROVAL OF THE
                      DAVITA INC. EXECUTIVE INCENTIVE PLAN

     Our board of directors has adopted the DaVita Inc. Executive Incentive Plan for senior executives, subject to approval by our stockholders. At this meeting, our stockholders will be asked to approve this plan to ensure that annual incentive awards paid to senior executives can be fully tax deductible as performance-based compensation, as defined by the regulations under Section 162(m) of the Internal Revenue Code.

     Under Section 162(m), the amount that we may deduct on tax returns for compensation paid to our chief executive officer and any of our four other highest paid executive officers in any tax year is generally limited to $1 million per individual, unless the payments are made based upon the attainment of objective performance goals that are approved by our stockholders.

     If our stockholders do not approve the plan at this meeting, the plan will not take effect, and no awards will be paid under the plan. A summary of the features of the plan is set forth below. The full text of the plan is set forth in Appendix A.

SUMMARY DESCRIPTION OF THE PLAN

     Our executive officers whose annual compensation for any taxable year would not be deductible, in whole or in part, unless the compensation qualifies as performance-based under Section 162(m) are eligible to participate in the plan. Currently, we expect that Mr. Thiry will be the only executive officer eligible to participate in the plan for 2001. Our compensation committee, consisting solely of "outside directors," as that term is defined by Section 162(m), determines the performance goals of the plan participants and the amount of awards payable to participants upon the attainment, in whole or in part, of their performance goals. The committee also certifies whether or not each participant has met, in whole or in part, his or her performance goals, and administers the plan.

     The committee will establish the performance goals of each participant and the method of calculating the amount of compensation payable under the plan no later than 90 days after the commencement of each calendar year.

     In establishing performance goals for the participants, the committee may consider one or more business criteria that apply to the participant, including cash generation targets, profit and revenue targets on an absolute and per share basis (for example, EBIT, EBITDA, operating income and EPS), market share targets, profitability targets (as measured through return ratios, stockholder returns, revenue or treatment growth), clinical outcomes, physician relations, employee relations, and any other factors that the committee deems appropriate. The committee may also consider the conditions in the general economy and in the industry.

     The maximum amount that may be paid under the plan to any participant for any year is $5,000,000. Awards may be paid under the plan solely on the account of attainment of the performance goals established by the committee. Awards shall be contingent upon continued employment with us up until time of payment of the award, unless employment is terminated because of death, disability, retirement, or a change of control. The committee shall have the right to revise any award downward if, in its judgment, that is in our best interests and the best interests of our stockholders.

     The committee may withhold from any award any amount that a participant owes us.

     The committee may amend the plan at any time, provided that stockholder approval of any such amendment will be required to the extent necessary under
Section 162(m).

AWARDS TO BE RECEIVED BY OR ALLOCATED TO EXECUTIVE OFFICERS

     We cannot determine at this time the amount of any awards that will actually be received by any of our executive officers under the plan in the future because the award amounts and performance goals that we will set for any participant are within our compensation committee's discretion, subject to the limitations described above, and it is not possible to determine whether any particular participant will attain the performance goals set.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD BELIEVES THAT APPROVAL OF THE PROPOSED PLAN IS IN OUR BEST INTERESTS AND THE BEST INTERESTS OF OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL. YOUR PROXIES WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFICALLY INDICATE OTHERWISE.

                            INDEPENDENT ACCOUNTANTS

PREVIOUS INDEPENDENT ACCOUNTANTS

     On August 17, 2000, we dismissed PricewaterhouseCoopers LLP, or PWC, as our independent audit firm.

     The audit reports of PWC on our consolidated financial statements for each of the years in the two-year period ended December 31, 1999 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except that (a) the report on the year ended December 31, 1999 contained a going concern explanatory paragraph because we were not in compliance with certain debt covenants and the lenders had the ability to declare an event of default and an acceleration of amounts due and (b) the report on the year ended December 31, 1998 was updated in connection with the restatement of the consolidated financial statements for the year ended December 31, 1998, and included a reference to the non-compliance with the debt covenants as of December 31, 1999. On July 14, 2000 a restructuring of the credit facilities was completed and we are now in compliance with our credit facility covenants.

     The decision to change the independent audit firm was recommended by our audit committee and approved by our board of directors.

     During the two fiscal years ended December 31, 1999, and the subsequent interim period through August 17, 2000, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to PWC's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements for such years.

     During the two fiscal years ended December 31, 1999 and through August 17, 2000, PWC had not advised us of any reportable events (as defined in Item 304
(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934), except that PWC had informed the Audit Committee in a letter dated May 20, 2000 that a reportable condition existed during fiscal year 1999 (but not as of year end 1999 closing) relating to the reconciliation of general ledger control accounts. The condition did not result in any disagreement or difference in opinion between us and PWC.

     We requested that PWC furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements above and, if not, stating the respects in which it does not agree. A copy of such letter is attached hereto as Appendix B and is incorporated herein by reference.

NEW INDEPENDENT ACCOUNTANTS

     We engaged KPMG LLP as our new certifying accountants as of August 22, 2000. During the two fiscal years ended December 31, 1999 and through the date of its engagement, we had not consulted with KPMG regarding any matters specified in Items 304(a)(2)(i) or (ii) of Regulation S-K under the Securities Exchange Act of 1934. We have authorized PWC to respond fully to any inquiries from KPMG relating to its engagement as our independent accountants.

     The audit committee of the board has selected KPMG as independent accountants to audit our consolidated financial statements for 2001. A member of that firm is expected to be present at the meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If KPMG should decline to act or otherwise become incapable of acting, or if KPMG's engagement is discontinued for any reason, the audit committee will appoint another accounting firm to serve as our independent public accountants for 2001.

2000 AUDIT FEES

     KPMG's fees for the year 2000 audit and the third quarter review for Form 10-Q were approximately $350,000, of which an aggregate amount of $142,000 was billed through December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG did not render any services related to financial information systems design and implementation for the year ended December 31, 2000.

ALL OTHER FEES

     Aggregate fees paid to KPMG for internal audit co-sourcing services, principally compliance related, were $540,194 for the year ended December 31, 2000. The audit committee of our board of directors considers these services compatible with maintaining KPMG's independence.

                             AUDIT COMMITTEE REPORT

     The audit committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The audit committee operates under a written charter approved by our board of directors.

     Management is responsible for our internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The audit committee's responsibility is to monitor and oversee these processes.

     The audit committee recommended to our board of directors the approval of the independent accountants engaged to conduct the independent audit. The audit committee met with management and the independent accountants to review and discuss the December 31, 2000 financial statements. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants their firm's independence.

     Based upon the audit committee's discussions with management and the independent accountants, and the audit committee's review of the representations of management and the independent accountants, the audit committee recommended that our board of directors include the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

                                          THE AUDIT COMMITTEE

                                          Maris Andersons (Chair)
                                          C. Raymond Larkin, Jr.
                                          Dr. Shaul Massry

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     If you wish to present a proposal for action at the 2002 annual meeting of stockholders and wish to have it set forth in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 27, 2001 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management's proxy materials.

     If you wish to present a proposal for action at the 2002 annual meeting of stockholders, even though it will not be included in management's proxy materials, our bylaws require that you must notify us no earlier than 90 days, and no later than 60 days, before the date of the 2002 annual meeting. However, if we do not notify you, or otherwise publicly disclose, the date of the 2002 annual meeting at least 70 days before the date of the meeting, you may notify us of the proposal you wish to present within ten days after the day on which we mail notice of, or otherwise publicly disclose, the date of the 2002 annual meeting. Your notice must be in the form required by our bylaws.

                                 OTHER MATTERS

     Our board does not know of any other matters to be presented at the 2001 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy will vote on them in accordance with their best judgment.

     A copy of our 2000 annual report is being mailed to each stockholder of record together with this proxy statement. The 2000 annual report includes our audited financial statements for the year ended December 31, 2000. Our annual report on Form 10-K includes these financial statements, as well as more detailed information about us and our operations, supplementary financial information and certain schedules. The annual report and Form 10-K are not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 21250 Hawthorne Boulevard, Torrance, California 90503, (310) 792-2600.

                                          By order of the board of directors

                                          Steven J. Udicious
                                          Vice President, Secretary and General
                                          Counsel

Torrance, California
April 26, 2001

                                                                      APPENDIX A

                      DAVITA INC. EXECUTIVE INCENTIVE PLAN

PURPOSE.

     The purpose of the DaVita Inc. Executive Incentive Plan (the "Plan") is to provide compensation to senior executives that is directly tied to the attainment of business objectives of DaVita Inc. (the "Company") and to the attainment of its mission to be the partner, provider, and employer of choice.

ELIGIBILITY.

     All employees whose annual incentive compensation would not be deductible, in whole or in part, but for compliance with Section 162(m) of the Internal Revenue Code ("Covered Employees") shall be eligible to participate in the Plan.

ADMINISTRATION.

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), which shall consist solely of two (2) or more Directors, each of whom is an outside director within the meaning of the applicable regulations of Section 162(m) of the Internal Revenue Code. The members of the Committee shall be appointed by the Board and may be changed from time to time at the discretion of the Board.

     The Committee shall have the authority:

          (1) to select the executives who will participate in the Plan;

          (2) to establish and administer the performance goals and the amount of compensation paid to each participant in the Plan;

          (3) to certify whether each participant has met the established performance goals;

          (4) to construe, interpret, and implement the Plan;

          (5) to prescribe, amend, and rescind rules and regulations relating to the Plan and the administration of the Plan;

          (6) to make all determinations necessary or advisable in administering the Plan; and

          (7) to revise the amount payable under any award downward if, in the judgment of the Committee, it is in the best interest of the Company and its stockholders.

Any determination by the Committee shall be final and binding.

AWARDS.

     No later than 90 days after the commencement of each calendar year, the Committee shall establish, in writing, the performance goals for each participant and the method of calculating the amount of compensation that will be payable under the Plan to each participant if the participant attains, in whole or in part, the performance goals established by the Committee. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would be payable upon attainment of the goals.

     In determining the performance goal for each participant, the Committee may, in its discretion, consider one or more business criteria that apply to the participant, the Company as a whole, or any designated subsidiary or business unit of the Company or a subsidiary thereof. Such business criteria may include, inter alia, cash generation targets, profit and revenue targets on an absolute and per share basis (including but not limited to EBIT, EBITDA, operating income, EPS), market share targets, profitability targets (as measured through return ratios, stockholder returns, revenue or treatment growth), clinical outcomes, physician relations, employee relations, and any other factors that the Committee may deem appropriate, including conditions in the general economy and in the industry.

PAYMENT OF AWARDS.

     As soon as practicable after the Committee's certification of a participant's attainment of the performance goals set by the Committee, the Company shall pay to each participant, in cash or stock, the value of his or her award. The payments may be made immediately or on a deferred basis, in whole or in part. The maximum amount that may be paid under the Plan to any participant for any calendar year is Five Million Dollars ($5,000,000).

     Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards shall also be contingent upon continued employment by the Company or a subsidiary of the Company up until the time of payment of the award.

OFFSETS OF BENEFITS.

     The Company shall have the right to withhold from benefit payments any amounts that a participant owes to the Company. The Company also shall have the right to use any award to offset any payments provided to an employee pursuant to the terms of that employee's employment agreement.

TERMINATION OF EMPLOYMENT.

     If a participant's employment with the Company terminates prior to payment for any reason other than (i) death, (ii) Disability, (iii) Retirement, or (iv) Change of Control, then the participant shall not be entitled to any payment with respect to any award granted under this Plan, unless otherwise provided by the terms of an employment contract.

     If a participant's employment is terminated due to (i) death, (ii) Disability, (iii) Retirement, or (iv) Change of Control, then within the twelve months following such death, Disability, Retirement, or Change of Control, the Committee, in its sole discretion, may authorize payment to the participant or to the estate of the participant of all or any portion of the amount attributable to awards granted to the participant.

     If any payee is a minor, or if the Committee reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Committee may have the payment made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee. Any such payment shall be a payment for the benefit of the payee and shall be a complete discharge of any liability under the Plan to the payee.

     For purposes of this provision, the term "Disability" shall mean that the participant has a physical or mental impairment that entitles him or her to disability payments under the Company's long-term disability plan. The term "Retirement" shall mean the termination of employment by a participant on or after attaining age 65 with at least 10 years of service with the Company. The term "Change of Control" shall have the same meaning as that term has in the Company's 1999 Equity Compensation Plan.

EFFECTIVE DATE.

     Payment of any awards under this Plan shall be contingent upon stockholder approval of the Plan pursuant to Section 162(m) of the Internal Revenue Code. All awards under this Plan shall be null and void if the Plan is not approved by such stockholders.

     Because the Committee has retained the authority to change the performance goals after stockholder approval has been obtained, the material terms of the performance goals must be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goals. This provision applies whether or not the discretion to change the performance goals is exercised during that five-year cycle.

COMMITTEE CERTIFICATION.

     Prior to the payment of the value of any award, the Committee will certify in writing that each participant's performance goals were in fact satisfied, either in whole or in part.

AMENDMENT OF THE PLAN.

     The Board may from time to time alter, amend, suspend, or discontinue the Plan. However, no such amendment or modification shall adversely affect any participant's rights with regard to outstanding, previously certified awards.

ASSIGNABILITY.

     No awards granted under the Plan shall be pledged, assigned, or transferred by any participant except by a will or by the laws of descent and distribution. Any estate of any participant receiving any award under the Plan shall be subject to the terms and conditions of the Plan.

TAX WITHHOLDING.

     Under the Plan, payments made to participants shall be made in cash or stock on an immediate or deferred basis. However, such payments shall be made net of any amounts necessary to satisfy federal, state and local withholding tax requirements, where required by law.

NO CONTRACT OF EMPLOYMENT.

     Neither the action of the Company in establishing this Plan, nor any provisions hereof, nor any action taken by the Company, the Committee or the Board pursuant to the Plan and its provisions, shall be construed as giving to any employee or participant the right to be retained in the employ of the Company.

OTHER PROVISIONS.

     Any expenses and liabilities incurred by the Board, the Committee or the Company in administering the Plan shall be paid by the Company.

     Any benefits received or amounts paid to a participant with respect to awards under the Plan shall have no effect on the level of benefits provided to or received by such participant, or the participant's estate or beneficiaries, as a part of any other employee benefit plan or similar arrangement provided by the Company, except as provided under the terms of the Plan or such other employee benefit plan or similar arrangement.

     The Plan and all actions taken under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

                                                                      APPENDIX B

August 23, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

     We have read the statements made by Total Renal Care Holdings, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 17, 2000. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to comment regarding the matter addressed in the last sentence of the second paragraph.

                                          Very truly yours,

                                          /s/ PRICEWATERHOUSECOOPERS LLP

                                          PricewaterhouseCoopers LLP

                                                                      APPENDIX C

                        TOTAL RENAL CARE HOLDINGS, INC.

               AMENDED AND RESTATED 1999 EQUITY COMPENSATION PLAN

     1. Purpose. The purpose of the Total Renal Care Holdings, Inc. 1999 Equity Compensation Plan ("Plan") is to promote the interests of Total Renal Care Holdings, Inc. ("Company") and its stockholders by enabling the Company to offer Participants an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward employees, directors, and other persons providing services to the Company and, accordingly, to strengthen the mutuality of interests between Participants and the Company's stockholders by providing Participants with a proprietary interest in pursuing the Company's long-term growth and financial success.

     2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below.

          (a) "Board" means the Board of Directors of Total Renal Care Holdings, Inc.

          (b) "Code" means the Internal Revenue Code of 1986, and the applicable regulations thereunder. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision.

          (c) "Committee" means the committee appointed by the Board, if any, to administer this Plan as permitted by Section 5 below or, if no such committee is appointed, the Board.

          (d) "Common Stock" means the common stock of Total Renal Care Holdings, Inc. or any security issued in substitution, exchange, or in lieu thereof.

          (e) "Company" means Total Renal Care Holdings, Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include the Subsidiaries of Total Renal Care Holdings, Inc.

          (f) "Exchange Act" means the Securities Exchange Act of 1934.

          (g) "Incentive Stock Option" means an option to purchase Common Stock that is an incentive stock option under Code Section 422.

          (h) "Non-Qualified Stock Option" means any Option that is not an Incentive Stock Option.

          (i) "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

          (j) "Participant" means a person who has been granted an Option.

          (k) "Plan" means this Total Renal Care Holdings, Inc. 1999 Equity Compensation Plan.

          (l) "Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

          (m) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

     3. Eligibility. All employees, directors, and other persons providing bona fide services (other than persons only providing services in connection with the offering or sale of securities in a capital raising transaction) to the Company or any Subsidiary are eligible to receive Options under this Plan. However, Incentive Stock Options may only be granted to employees of the Company or of a Subsidiary.

     4. Substitute Options. In the event that the Company acquires another entity, the Committee may authorize the issuance of Options ("Substitute Options") to employees, directors and other persons in substitution of stock options previously granted to them upon such terms and conditions as the Committee shall determine, taking into account the limitations of Code Section 424(a) in the case of any Substitute Option that is intended to be an Incentive Stock Option.

     5. Administration.

     (a) This Plan shall be administered by the Board or by a committee consisting of two or more members of the Board appointed by the Board to administer this Plan. To the extent possible and advisable, the Committee shall be composed of individuals who satisfy the requirements of Rule 16b-3 under the Exchange Act and of Code Section 162(m).

     (b) The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. Subject to the limitations set forth below, the Committee is expressly authorized to make such modifications to this Plan and the Options granted hereunder as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan. The Committee may delegate its responsibilities to others under such conditions and limitations as it may prescribe.

     (c) If the Company enters into a transaction that is intended to qualify for the pooling of interests method of accounting, but it is determined that one or more Options (or an aspect of an Option) could preclude such treatment, then the Committee may modify (to the minimum extent required) or revoke (if necessary) the Option or Options (or any provision or provisions thereof) to the extent necessary for the transaction to be subject to pooling of interests method of accounting.

     6. Effective Date of this Plan. This Plan shall be effective on December 17, 1999, provided it is approved by the holders of a majority of the Company's common stock, at the Company's 1999 Annual Meeting. If the Plan is not approved by the stockholders at that meeting, the Plan and all Options issued under the Plan will terminate. The approval by the stockholders must relate to:

          (a) The class of individuals who are entitled to receive Incentive Stock Options; and

          (b) The maximum number of shares of Common Stock that may be issued under the Plan, except as adjusted pursuant to Section 12 of this Plan.

If either of those items is changed, the approval of the stockholders must again be obtained.

     7. Termination of Plan. This Plan shall terminate on December 16, 2009, except with respect to Options then outstanding. However, the Board may elect to terminate the Plan on a prior date. The termination of this Plan shall not adversely affect the rights of any Participant with respect to any Option outstanding as of the time of such termination.

     8. Shares Subject to this Plan.

     (a) The maximum number of shares of Common Stock which may be issued pursuant to this Plan shall be five million seven hundred fifty thousand (5,750,000). Upon the expiration or termination of any Option granted under this Plan which shall not have been exercised in full, the shares of Common Stock remaining unissued under such Option shall again become available for granting under the Plan.

     (b) The maximum number of shares of Common Stock which may be issuable pursuant to Options granted during any calendar year to any Participant is five hundred thousand (500,000) shares. For purposes of determining the maximum number of shares that may be issued to a single Participant, shares subject to a terminated Option shall be considered outstanding.

     (c) In the event a Participant pays part or all of the exercise price of an Option by surrendering shares of Common Stock that the Participant previously acquired, only the number of shares issuable to the Participant in excess of those surrendered shall be taken into account for purposes of determining the maximum number of shares that may be issued under the Plan, both as to that Participant and in the aggregate (to all Participants).

     9. Form of Options.

     (a) Options shall be granted under this Plan on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be the same for each such grant. Options may be either Nonqualified Stock Options or Incentive Stock Options.

     (b) The terms and conditions of each Option shall include, in addition to such other terms and conditions as may be established by the Committee, (i) the per share exercise price of such Option (ii) the termination date of such Option, which shall not be later than seven (7) years after the date of grant, and (iii) the effect on such Option of the termination of the Participant's employment.

     (c) Any Option which is intended, as evidenced by its designation, as an Incentive Stock Option shall be made subject to such terms and conditions as may be required for such Option to qualify as an Incentive Stock Option. Incentive Stock Options granted under this Plan shall also include a requirement that the Participant receiving such Incentive Stock Option must notify the Company if he or she disposes of Common Stock acquired pursuant to the exercise thereof prior to the expiration of the holding periods prescribed in Section 422(a)(1) of the Code.

     (d) If an Option is intended to be exempt from the million dollar compensation deduction limitation of Code Section 162(m), the option price must be at least equal to the Fair Market Value of the Common Stock on the date of the grant and the grant must be made by a committee composed exclusively of two
(2) or more "outside directors" as that term is defined under Code Section
162(m).

     10. Modification of Options.

     (a) The Committee may modify any outstanding Option as it deems appropriate. Such authority shall include, without limitation, the right to accelerate the right to exercise any Option, extend or renew any Option, as well as to modify any restrictions with respect to any Option. However, in no event will the exercise price of any outstanding Option be reduced without first obtaining stockholder approval.

     (b) No modification may be made to any Option that would adversely affect the rights of the Participant with respect to any outstanding Option without such Participant's consent.

     (c) In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan by virtue of it (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment.

     (d) Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h). Whether a modification of an existing Option previously granted will be treated as a new grant for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3 under the Exchange Act.

     11. Transfer Restrictions. Options granted to such Participant under this Plan are exercisable only by the Participant and are not assignable or transferable, except by will or the laws of descent and distribution.

     12. Adjustments. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, reorganization, merger, combination, consolidation, exchange of Common Stock or spinoff or other distribution of Company assets to stockholders (other than normal cash dividends), the Committee may, in such manner and to such extent, if any, as it deems appropriate and equitable, authorize such adjustments with respect to (a) the aggregate number and kind of shares for which Options may be granted under this Plan, (b) the number and kind of shares covered by outstanding Options, and
(c) the per share exercise price of outstanding Options.

     13. Change in Control. In connection with any merger or consolidation of the Company with or into another entity in which the Company is not the surviving corporation or as a result of which the Common Stock ceases or will cease to be publicly traded, the Committee may, but shall not be required to, authorize the termination of all outstanding Options upon the consummation of such merger or consolidation. However, as a condition to such termination, all restrictions on the exercisability of such Options (i.e., vesting provisions) shall be eliminated and the holders thereof shall be given at least twenty (20) days prior to such termination to exercise their Options without regard to any such restrictions.

     14. Amendment of this Plan. The Board may amend this Plan at any time. However, no such amendment may adversely affect the rights of any Participant with respect to any outstanding Option without the Participant's consent.

     15. Tax Withholding. The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations arising because of the operation of this Plan.

     16. No Additional Rights.

     (a) Neither the adoption of this Plan nor the granting of any Option shall
(i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon any Participant the right to continue performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause, subject to such other contractual obligations which may exist.

     (b) No Participant shall have any rights as a stockholder with respect to any shares covered by an Option granted to the Participant until the date a certificate for such shares has been issued to the Participant following the exercise of the Option.

     17. Securities Law Restrictions.

     (a) No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws, as well as the requirements of any stock exchange or quotation system upon which the Common Stock is listed or quoted.

     (b) The Committee may require certain investment or other representations and undertakings by the person exercising an Option in order to comply with applicable law.

     (c) Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to these restrictions.

     18. Indemnification.

     (a) To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other employee of the Company with duties under this Plan, against expenses and liabilities (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual's duties under this Plan, unless the losses are due to the individual's gross negligence or lack of good faith.

     (b) The Company will have the right to select counsel and to control the prosecution or defense of the suit.

     (c) In the event that more than one person who is entitled to indemnification is subject to the same claim, all such persons shall be represented by a single counsel, unless such counsel advises the Company in writing that he or she cannot represent all such persons under applicable rules of professional responsibility.

     (d) The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

     19. Governing Law. This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

                                 [DAVITA LOGO]


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS - JUNE 5, 2001

TO OUR STOCKHOLDERS:

         We will hold our 2001 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Tuesday, June 5, 2001 at 9:30 a.m., Los Angeles time, at the Hilton Torrance, 21333 Hawthorne Boulevard, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will:

         1. Elect five directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified.

         2. Consider and act upon a proposal to approve the proposed amendment of our 1999 Equity Compensation Plan to increase the number of shares of our common stock issuable under the plan by 2,750,000 shares.

         3. Consider and act upon a proposal to approve the proposed DaVita Inc. Executive Incentive Plan.

         4. Transact other business as may properly come before the meeting or any meetings held upon adjournment of the meeting.

         Our board of directors has fixed the close of business on April 19, 2001 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2000 annual report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

         We invite you to attend the meeting and vote in person. IF YOU CANNOT ATTEND, TO ASSURE THAT YOU ARE REPRESENTED AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

                                        By order of the board of directors,

                                             Steven J. Udicious
                                               Vice President,
                                        Secretary and General Counsel

Torrance, California
April 26, 2001


                               DETACH PROXY CARD HERE
                               \/                  \/

                                                PLEASE DETACH HERE
                                  YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                                   BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE

THE DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

    1. Election of Directors   FOR all nominees    [ ]     WITHHOLD AUTHORITY to vote   [ ]      *EXCEPTIONS     [ ]
                               listed below                for all nominees listed below

    Nominees: Richard B. Fontaine, Peter T. Grauer, C. Raymond Larkin, Jr., John M. Nehra, Kent J. Thiry

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME
    IN THE SPACE PROVIDED BELOW.)

    *Exceptions _________________________________________________________________________________________________________________

    2. Proposal to approve the amendment to the 1999 Equity Compensation Plan    3. Proposal to approve the DaVita Inc.
       to increase the number of shares issuable under the Plan by 2,750,000.       Executive Incentive Plan.

       FOR   [ ]       AGAINST   [ ]      ABSTAIN   [ ]                             FOR   [ ]       AGAINST   [ ]      ABSTAIN   [ ]

    4. Such other matters as may properly come before the meeting.

                                                                                            Change of Address and or  [ ]
                                                                                            Comments Mark Here

                                                                                      Please sign exactly as your name appears
                                                                                      hereon. When signing as attorney, executor,
                                                                                      administrator, trustee, guardian, or
                                                                                      corporate officer, please indicate full title.

                                                                                      Dated: _________________________________, 2001

                                                                                      ______________________________________________
                                                                                                        Signature(s)


                                                                                      ______________________________________________
                                                                                                        Signature(s)

                                                                                                 Votes must be indicated      [X]
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.              (x) in Black or Blue ink.

                                  DAVITA INC.

COMMON STOCK                       P R O X Y                  BOARD OF DIRECTORS

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DAVITA INC.

         The undersigned hereby appoints Kent J. Thiry or Steven J. Udicious, or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annualmeeting of the stockholders of DAVITA INC., to be held at 9:30 A.M., Los Angeles Time, on June 5, 2001 at the Hilton Torrance, 21333 Hawthorne Boulevard, Torrance, California, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy and any other matters properly brought before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR APPROVAL OF PROPOSAL 2 AND FOR APPROVAL OF PROPOSAL 3. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

         All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement dated April 26, 2001 is hereby acknowledged.

                                             DAVITA INC.
                                             P.O. BOX 11308
                                             NEW YORK, N.Y. 10203-0308